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                                                                    EXHIBIT 24.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS




              We consent to the inclusion in this Annual Report on Form 10-K/A (Amendment No. 1) for the period ended December 31, 1995, and to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 2-77496 and 33-10631) and Form S-3 (File No. 333-02001) of our report dated March 20, 1996 (except Note 1 which date is April 24, 1996 and Note 19 which date is November 13, 1996) on our audits of the consolidated balance sheets of International Remote Imaging Systems, Inc. and subsidiary, as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995.


/s/ COOPERS & LYBRAND L.L.P.
Los Angeles, California
December 31, 1996